Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts
New York, N.Y. 10022                                          --------
                                                              James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301


                   TIFFANY INCREASES QUARTERLY DIVIDEND BY 20%
                   -------------------------------------------

New York, May 20, 2004 - The Board of Directors of Tiffany & Co. (NYSE-TIF) has declared a 20% increase in Tiffany's quarterly dividend on its Common Stock, moving the rate from the current five cents per share to a new rate of six cents per share. The dividend will be paid on July 12, 2004 to stockholders of record on June 21, 2004.

In announcing the increase at the Company's Annual Meeting of Stockholders, Michael J. Kowalski, chairman and chief executive officer, cited Tiffany's "strong financial results and favorable outlook" for the Board's decision to increase the rate.

Mr. Kowalski added, "It's very clear to us that Tiffany still has substantial growth opportunities and we fully intend to further strengthen its position as one of the world's premier retail brands."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in LITTLE SWITZERLAND stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

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